Exhibit 99.1

The Cheesecake Factory to Broadcast Investor Day Presentations on the Internet

    CALABASAS HILLS, Calif.--(BUSINESS WIRE)--Nov. 3, 2004--The Cheesecake Factory Incorporated (Nasdaq:CAKE) will host an Investor Day on Wednesday, November 10, 2004 at 8:00 a.m. Pacific Time. David Overton, Chairman and CEO, and senior members of the Company's management team will make presentations. The presentations, including audio and slides, will be broadcast live over the Internet.
    To listen to the Investor Day presentation, please choose the "Audio Webcasts" option under the "Investor" section of the Company's website located at http://www.thecheesecakefactory.com several minutes prior to the start of the call to register and download any necessary audio software. An archived webcast will be available through December 28, 2004.
    The Cheesecake Factory Incorporated operates 86 upscale, casual dining restaurants under The Cheesecake Factory(R) name that offer an extensive menu of more than 200 items with an average check of approximately $16.09. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company's restaurants and for other leading foodservice operators, retailers and distributors. Additionally, the Company operates four upscale casual dining restaurants under the Grand Lux Cafe(R) name in Los Angeles, Chicago, Las Vegas and Dallas; one self-service, limited menu "express" foodservice operation under The Cheesecake Factory Express(R) mark inside the DisneyQuest(R) family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe(R) name.


    CONTACT: The Cheesecake Factory Incorporated
             Jane Vallaire, 818-871-3000